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                                                                    Exhibit 99.1


Contact:
McDavid Stilwell
Manager, Corporate Communications and Financial Analysis
GTx, Inc.
(901)523-9700


             GTx Announces Delay of Public Offering of Common Stock


Memphis, Tenn., September 23, 2005 -- GTx, Inc. (Nasdaq: GTXI), the Men's Health Biotech Company, announced today that it is delaying its proposed public offering of 5,000,000 shares of common stock due to market conditions.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The offering would be made solely by means of a prospectus and an accompanying preliminary prospectus supplement. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and base prospectus are delivered in final form. There will not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.


About GTx

GTx is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics for cancer and serious conditions related to men's health. GTx's lead drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens, two essential classes of hormones. GTx, headquartered in Memphis, Tenn., currently has four clinical programs.